Exhibit 10.6

OYO Geospace Corporation

FY 2008 Bonus Program

The FY 2008 bonus program is comprised of three different pools, or “Tiers.” No bonuses are earned until after the company earns a 5% return on its Shareholders Equity (referred to as the “Minimum Hurdle”), which allows the company to earn a minimum pretax profit of approximately $5.1 million before any bonus accruals begin. The distributions of bonuses under the bonus program are submitted to the Compensation Committee each year for approval.

Tier 1—Employee Profit Sharing Plan

Participants:

This plan includes all employees of the company (except our Russian employees who are rewarded under a small local plan). The Tier 1 program focuses each employee toward maximizing the company’s profits, improving the company’s cohesiveness and morale. The participants must have been employed by the company for at least three months and be employed at the time of bonus disbursal.

Method of Accrual:

The company accrues bonus expense each month by dividing the Minimum Hurdle by 12 months (yielding a monthly Minimum Hurdle of $427,000). If the monthly Minimum Hurdle is achieved, then 20% of any pretax profit in excess of the monthly Minimum Hurdle is accrued and added to the bonus pool. In subsequent months, the year-to-date financials are used. Therefore, the previous month’s calculation plus the current month’s calculation are used to test the cumulative monthly Minimum Hurdles required for the Bonus Plan. As a result the previous month’s accrual may increase if the monthly Minimum Hurdle is reached, or decreased if the current month’s Minimum Hurdle is not achieved. This process continues every month until the end of the year.

The Tier 1 “Profit Sharing” level is capped at $1,820,000 for fiscal year 2008. Monthly testing continues to insure the Tier 1 portion of the bonus plan remains earned, and this portion of the bonus plan can decrease if the minimum level of earnings is not attained in future months.

Distribution of the Tier 1 Bonus Pool:

The Tier 1 bonus pool is allocated to each department based upon each department’s relative annual payroll as a percentage of the company’s total annual payroll. Upon determining each department’s relative share of the Tier 1 bonus pool, a “recommended” calculation is made to distribute the Tier 1 bonus allocation to each employee in the department based on such employee’s relative annual payroll of the total department’s annual payroll. Each department’s manager is allowed to increase or decrease the

“recommended” calculation by up to twenty percent. This gives the manager an opportunity to set goals for their group, reward individuals who “go beyond the call of duty” or withhold partial payment for those that cannot or will not go the extra mile. However, every employee receives at least 80% of the recommended amount.

Tier 2—Mid-level Management Bonus Plan

Participants:

Various mid-level management teams characterized by their level of responsibility and capability of making a significant impact on the company are included in this portion of the plan. These groups, totaling approximately sixty employees, include an engineering group, manufacturing group, and key employees responsible for profit and loss centers as well as a few key employees that support key programs or activities in the company. Each individual included in the Tier 2 plan has predefined goals and tasks to accomplish during fiscal year 2008 in order to earn a bonus in the Tier 2 plan.

Method of Accrual:

The company does not accrue the Tier 2 portion of the bonus plan until the Tier 1 profit sharing plan is fully funded. After fully funding the Tier 1 plan, the Tier 2 bonus plan will be built at a 20% accrual rate. The fiscal year 2008 cap for the Tier 2 bonus pool is $1,250,000.

Distribution of the Tier 2 Bonus Pool:

The manager of each Tier 2 bonus plan participant must determine how much of the targeted bonus each employee will receive. If the designated goals and tasks are completed, an individual may expect to receive the entire amount. But if the designated goals and tasks are not completed to the manager’s satisfaction, then the manager must decide what portion, if any, the individual will receive.

Tier 3—Senior Executive Officer Bonus Plan

The three senior executive officers are the only participants in the Tier 3 plan. This Tier 3 program begins only after the Tier pools bonus 1 and 2 pools are fully funded, using a 20% accrual rate to fund the Tier 3 plan from pretax earnings. The fiscal year 2008 cap for the Tier 3 plan is $480,000.

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